Exhibit 99.1

Contacts:	Evan Pondel
Rick Kline	PondelWilkinson, Inc.
IPC The Hospitalist Company, Inc.	(310) 279-5980
(818) 766-3502	epondel@pondel.com

IPC The Hospitalist Company Reports Fourth Quarter and Full Year 2012

— Company Achieves Solid Gains in Patient Encounters, Revenues and Earnings—

North Hollywood, CA— February 21, 2013—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter 2012 Highlights (comparisons are to fourth quarter 2011):

•	Net revenue increased 17% to $137.6 million

•	Patient encounters increased to an all-time high of 1,447,000, an 18% increase

•	Income from operations increased 16% to $13.8 million, excluding the net change in fair value of contingent consideration

•	Net income increased 11% to $8.3 million, or $0.49 diluted earnings per share, excluding the net change in fair value of contingent consideration

Twelve Months Ended December 31, 2012 Highlights (comparisons are to twelve months ended December 31, 2011):

•	Net revenue increased 14% to $523.5 million

•	Patient encounters increased to an all-time high of 5,496,000, a 15% increase

•	Income from operations increased 15% to $53.0 million, excluding the net change in fair value of contingent consideration

•	Net income increased 15% to $32.8 million, or $1.93 diluted earnings per share, excluding the net change in fair value of contingent consideration

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “We are pleased to report that we once again reached a new milestone in the fourth quarter, with more than 1.4 million patient encounters generating $137.6 million in net revenue, for a 17% increase in net revenue for the quarter. Growth came from both acquisitions and new hires as we continue to build out our platform to meet the growing demand for our services. As of year-end, we had more than 1,410 providers, an increase of 217 since year-end 2011.”

Dr. Singer added, “We continue to execute on our strategy of organic hiring and acquisition growth, as demonstrated by the significant number of providers we added during 2012. We completed 15 acquisitions in 2012, and our acquisition pipeline remains healthy, with a significant number of physician practices in both the acute and post-acute areas. In addition, we continue to evaluate opportunities to add to our practices through hospital contracting. We remain confident in our ability to continue to execute our multi-pronged growth plan in 2013 and beyond.”

Fourth Quarter 2012

Patient encounters for the three months ended December 31, 2012 increased by 223,000, or 18.2%, to 1,447,000, compared with 1,224,000 for the same period in the prior year. Net revenue for the three months ended December 31, 2012 was $137.6 million, an increase of $19.7 million, or 16.7%, from $117.9 million for the three months ended December 31, 2011. Of this $19.7 million increase, 54% was attributable to same-market area growth, including tuck-in acquisitions and new hires, and 46% was attributable to revenue generated from operations in new markets. Same-market revenue increased 9.3%, same-market encounters increased 12.0% and same market patient revenue per encounter decreased 2.1%. The 2.1% decrease is largely related to a change in service mix from acute to post-acute care.

Physician practice salaries, benefits and other expenses for the three months ended December 31, 2012 were $100.3 million, or 72.9% of net revenue, compared with $86.2 million or 73.1% of net revenue, for the three months ended December 31, 2011. The dollar increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period.

General and administrative expenses increased $3.5 million, or 18.4%, to $22.5 million, or 16.3% of net revenue, for the three months ended December 31, 2012, compared with $19.0 million, or 16.1% of net revenue, for the three months ended December 31, 2011. The increase in expense is primarily the result of increased costs to support the continuing growth of operations, including new regional office costs and other expenses and the significant increase in acquisitions. Excluding stock-based compensation, general and administrative expenses were 15.2% of revenue for the three months ended December 31, 2012, compared to 15.0% of revenue for the same period of 2011.

The net change in fair value of contingent consideration for acquisitions (“net change in fair value”) was a $0.2 million credit to expense for the three months ended December 31, 2012, as compared to a $1.7 million credit to expense in the same period in prior year. Because contingent consideration is generally based on a certain multiple of operating results of the acquired practices during a certain measurement period, a relatively small change in projected operating results can result in a large change to the fair value of such contingent consideration.

Income from operations, excluding the net change in fair value, for the fourth quarter of 2012 increased 15.9%, to $13.8 million, or an operating margin of 10.0%, compared to $11.9 million, or an operating margin of 10.1% for the same period in the prior year. Income from operations, including the net change in fair value, for the fourth quarter of 2012 increased 3%, to $14.0 million, or an operating margin of 10.1%, compared with $13.5 million, or an operating margin of 11.5% for the same period in prior year.

The effective tax rate for the three months ended December 31, 2012 was 39.1%, compared with 36.4% for the same period in the prior year. The increase in the overall effective tax rate was primarily related to a change in state tax laws.

Net income, excluding the net change in fair value, for the fourth quarter of 2012 increased 11.1%, to $8.3 million, or a 6.1% net income margin, compared to $7.5 million, or a 6.4% net income margin for the same period in prior year. Net income, including the net change in the fair value, for the fourth quarter of 2012, decreased 1.3%, to $8.4 million, or a 6.1% net income margin, compared to $8.6 million, or a 7.3% net income margin for the same period in 2011.

Earnings per share, excluding the net change in fair value, for the fourth quarter of 2012 increased 9.9%, to $0.49 diluted earnings per share, compared to $0.44 diluted earnings per share for the same period in 2011. Earnings per share, including the net change in fair value, for fourth quarter of 2012 decreased 2.0%, to $0.50 diluted earnings per share, compared to $0.51 diluted earnings per share for the same period in 2011.

Year Ended December 31, 2012

Patient encounters for 2012 increased by 734,000, or 15.4%, to 5,496,000, compared to 4,762,000 for 2011. Net revenue for 2012 was $523.5 million, an increase of $66.0 million, or 14.4%, from $457.5 million for 2011. Of this $66.0 million increase, 63% was attributable to same-market area growth and 37% was attributable to revenue generated from new markets. Same-market revenue increased 9.3%, same-market encounters increased 11.3% and patient revenue per encounter decreased 2.4%. The 2.4% decrease is largely related to a change in service mix from acute to post-acute care.

Physician practice salaries, benefits and other expenses for 2012 were $382.9 million or 73.2% of net revenue compared to $335.0 million or 73.2% of net revenue for 2011. These costs increased by $48.0 million or 14.3%. The increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period.

General and administrative expenses increased $10.4 million, or 14.2%, to $83.7 million, or 16.0% of net revenue for 2012, as compared to $73.3 million, or 16.0% of net revenue for 2011. The increase in expense is primarily the result of increased costs to support the continuing growth of operations, including new regional office costs and other expenses and the significant increase in acquisitions. Excluding stock-based compensation, general and administrative expenses decreased by 20 basis points to 14.8% of revenue, compared to 15.0% of revenue for 2011.

The net change in fair value was $0.3 million increase in expenses for 2012, as compared to $1.0 million credit to in expenses for 2011.

Income from operations, excluding the net change in fair value, for 2012 increased 15.1%, to $53.0 million, or an operating margin of 10.1%, compared to $46.0 million, or an operating margin of 10.1% for 2011. Income from operations, including the net change in fair value, for 2012 increased 11.9%, to $52.6 million, or an operating margin of 10.1%, compared to $47.0 million, or an operating margin of 10.3% for 2011.

Our effective tax rate for the years ended December 31, 2012 and 2011 was 37.7% and 37.5%, respectively. The increase in the overall effective tax rate was primarily related to a change in state tax laws.

Net income, excluding the net change in fair value, for 2012 increased 14.5%, to $32.8 million, or a 6.3% net income margin, compared to $28.6 million, or a 6.3% net income margin for 2011. Net income, including the net change in the fair value, for 2012, increased 11.3%, to $32.6 million, or a 6.2% net income margin, compared to $29.3 million, or a 6.4% net income margin for 2011.

Earnings per share, excluding the net change in fair value, for 2012 increased 13.5%, to $1.93 diluted earnings per share, compared to $1.70 diluted earnings per share for 2011. Earnings per share, including the net change in fair value, for 2012 increased 10.3%, to $1.92 diluted earnings per share, compared to $1.74 diluted earnings per share for 2011.

Liquidity and Capital Resources

As of December 31, 2012, IPC had approximately $71.0 million in liquidity, composed of $16.2 million in cash and cash equivalents, and an available line of credit of $54.8 million. IPC had borrowings of $20.0 million from its line of credit outstanding at December 31, 2012.

Net cash provided by operating activities increased by $14.0 million for 2012 to $39.8 million, compared to $25.8 million for 2011. The changes in working capital during 2012 was largely related to an increase in accounts receivable of $11.6 million, an increase in prepaid expenses and other current assets of $4.1 million, an increase in accrued compensation of $7.0 million primarily related to timing of payrolls and physician bonus payments, and an increase in medical malpractice and self-insurance reserves of $3.2 million. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 52 DSO as of December 31, 2012 compared with 51 DSO as of December 31, 2011.

Net cash used in investing activities was $66.2 million for 2012, compared to $31.1 million for 2011. Cash of $62.6 million was used in 2012 for physician practice acquisitions and earn-out payments on prior acquisitions compared to $27.8 million in the prior year.

For 2012, net cash provided by financing activities was $24.8 million, compared with $4.2 million provided by financing activities for 2011. In March, IPC borrowed $15.0 million from its line of credit, which was repaid during the second quarter of 2012. In December 2012, IPC borrowed $20.0 million from its line of credit to fund new acquisitions and pay for contingent consideration related to acquired practices.

2013 Guidance

The Company is providing guidance for the full year 2013 and expects revenue to be in the range of $597 million to $607 million and diluted earnings per share to be in the range of $2.15 to $2.25. The Company has provided this outlook based on assumptions of (i) weighted average shares outstanding of 17.2 million for the year, (ii) a 38.3% effective tax rate, (iii) $7.3 million in stock based compensation expense, and (iv) $4.7 million in depreciation and amortization expense. Not included in the assumptions are (i) new market acquisitions completed after today’s date, or (ii) future gains or losses related to changes in the fair value of contingent consideration of acquired practices.

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). A live webcast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed at the same site beginning February 21, 2013 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until March 21, 2013 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians and non-physician providers;

•	IPC’s ability to successfully identify, complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	As of December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$16,214	$17,752
Accounts receivable, net	79,612	68,010
Insurance receivable for malpractice claims - current portion	9,719	8,693
Prepaid expenses and other current assets	17,284	13,139

Total current assets	122,829	107,594
Property and equipment, net	5,763	5,112
Goodwill	240,009	173,688
Other intangible assets, net	2,133	1,812
Deferred tax assets, net	250	1,522
Insurance receivable for malpractice claims - less current portion	17,074	15,186

Total assets	$388,058	$304,914

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,257	$3,962
Accrued compensation	28,615	21,640
Payable for practice acquisitions	29,038	23,724
Medical malpractice and self-insurance reserves, current portion	10,350	9,383
Deferred tax liabilities	1,506	750

Total current liabilities	73,766	59,459
Long-term Debt	20,000	—
Medical malpractice and self-insurance reserves, less current portion	37,921	32,803

Total liabilities	131,687	92,262
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,694,215 and 16,474,988 shares issued and outstanding at December 31, 2012 and 2011, respectively	17	16
Additional paid-in capital	150,711	139,579
Retained earnings	105,643	73,057

Total stockholders’ equity	256,371	212,652

Total liabilities and stockholders’ equity	$388,058	$304,914

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net revenue	$137,569	$117,863	$523,485	$457,467
Operating expenses:
Cost of services—physician practice salaries,benefits and other	100,259	86,183	382,934	334,984
General and administrative	22,484	18,984	83,679	73,259
Net change in fair value of contingent consideration	(187)	(1,660)	324	(1,002)
Depreciation and amortization	1,063	818	3,911	3,192

Total operating expenses	123,619	104,325	470,848	410,433

Income from operations	13,950	13,538	52,637	47,034
Investment income	3	5	14	17
Interest expense	(85)	(79)	(337)	(185)

Income before income taxes	13,868	13,464	52,314	46,866
Income tax provision	5,419	4,904	19,728	17,597

Net income	$8,449	$8,560	$32,586	$29,269

Net income per share:
Basic	$0.51	$0.52	$1.97	$1.79

Diluted	$0.50	$0.51	$1.92	$1.74

Weighted average shares:
Basic	16,647,295	16,438,421	16,578,994	16,387,903

Diluted	17,062,431	16,884,433	16,968,145	16,821,838

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Years Ended December 31,
	2012	2011
Operating activities
Net income	$32,586	$29,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,911	3,192
Stock-based compensation expense	6,344	4,783
Tax liability reduction for uncertain tax positions	—	(23)
Deferred income taxes	1,969	768
Net change in fair value of contingent consideration	324	(1,002)
Changes in assets and liabilities:
Accounts receivable	(11,602)	(13,849)
Prepaid expenses and other current assets	(4,145)	(3,467)
Accounts payable and accrued expenses	295	210
Accrued compensation	6,975	2,168
Medical malpractice and self-insurance reserves, net	3,171	3,712

Net cash provided by operating activities	39,828	25,761

Investing activities
Acquisitions of physician practices	(62,605)	(27,843)
Purchase of property and equipment	(3,609)	(3,279)

Net cash used in investing activities	(66,214)	(31,122)

Financing activities
Proceeds from long-term debt	35,000	—
Repayments of long-term debt	(15,000)	—
Net proceeds from issuance of common stock	3,860	2,908
Excess tax benefits from stock-based compensation	988	1,270

Net cash provided by financing activities	24,848	4,178

Net decrease in cash and cash equivalents	(1,538)	(1,183)
Cash and cash equivalents, beginning of period	17,752	18,935

Cash and cash equivalents, end of period	$16,214	$17,752

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of the quarterly and annual encounters for 2011 and 2012 (in thousands):

	Quarter Ended
	Mar 31 2011	Jun 30 2011	Sep 30 2011	Dec 31 2011	Year Ended December 31, 2011
Patient encounters	1,186	1,159	1,193	1,224	4,762

	Quarter Ended
	Mar 31 2012	Jun 30 2012	Sep 30 2012	Dec 31 2012	Year Ended December 31, 2012
Patient encounters	1,355	1,345	1,349	1,447	5,496

Employee Data:

The following is a summary of IPC’s affiliated hospitalists employed at the end of the eight consecutive quarters ended December 31, 2012:

	Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31
	2011	2011	2011	2011	2012	2012	2012	2012
Employed physicians	862	858	920	972	997	976	1,015	1,096
Nurse practitioners and physician assistants	187	196	212	229	268	275	286	322

Total	1,049	1,054	1,132	1,201	1,265	1,251	1,301	1,418